RESTATED ARTICLES OF INCORPORATION

OF

TC X CALIBUR, INC.

The undersigned officers of TC X Calibur, Inc., originally incorporated on the 27th day of October, 1988, under the name “Extant Investments, Inc.,” duly authorized by the Board of Directors and pursuant to the provisions and subject to the requirements of Title 7, Chapter 78, of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Restated Articles of Incorporation:

ARTICLE ONE – NAME

The name of this corporation (hereinafter called the “Corporation”) is TC X Calibur, Inc.

ARTICLE TWO – DURATION

The duration of this Corporation is perpetual.

ARTICLE THREE – PURPOSES

The purpose or purposes for which this Corporation is organized are:
(a)	To engage in any lawful act or activity for which the Corporation may be organized under the General Corporation Law of Nevada.
(b)

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this Corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

ARTICLE FOUR – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 55,000,000 shares, divided into two classes, 50,000,000 shares of common stock of a par value of one mill ($0.001) per share and 5,000,000 shares of preferred stock of a par value of one mill ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine. Fully-paid stock of this Corporation shall not be liable to any further call or assessment. Common shares of the Corporation shall carry with them no preemptive right to acquire other or additional shares of the Corporation; and there shall be no cumulative voting of shares.

ARTICLE FIVE – AMEDMENT

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE SIX – SHAREHOLDER RIGHTS

The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation and cumulative voting is denied.

ARTICLE SEVEN – COMMON DIRECTORS

TRANSACTIONS BETWEEN CORPORATIONS

No contract or other transaction between this Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if:

(a)

the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interest directors; or

(b)	the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or
(c)	the contract or transaction is fair and reasonable to the Corporation.

ARTICLE EIGHT – RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITES

The Board of Directors, without the consent of shareholders, many adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

(2)

ARTICLE NINE – AUTHORITY OF THE BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation’s business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, the undersigned duly authorized officers hereby execute these Restated Articles of Incorporation of TC X Calibur, Inc., a Nevada corporation, on this 28 day of February, 2008.

Date: _________________	______________________________
Travis T. Jenson
President / Director

Date: _________________	______________________________
Thomas J. Howells
Secretary / Treasurer / Director

(3)